Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-137125 and 333-163406 on Form S-8 and No 333-159378 on the Post-Effective Amendment No. 1 to Form F-3 of our reports dated April 27, 2012, relating to the consolidated financial statements and financial statement schedule of Suntech Power Holdings Co., Ltd. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2011.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

April 27, 2012